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                                                                   EXHIBIT 10.26

                                February 4, 2005

W. Thomas Parrington
3286 Northside Parkway
Apartment 801
Atlanta, GA  30327

      RE: 2004 ANNUAL PERFORMANCE BONUS

Dear Mr. Parrington:

      This letter will confirm that you have agreed, subject to the contingency set forth herein, to waive your entitlement to any Annual Performance Bonus for 2004 as provided for in the Employment Agreement ("the Agreement") between you and Lodgian, Inc. dated December 18, 2003. This waiver is contingent upon the Board's authorization and payment of 2004 performance bonuses to certain other executives of the company on or before March 15, 2005 in amounts as agreed upon between you and the Board.

      By signing below, you acknowledge that you are voluntarily agreeing to forgo payment of the 2004 Annual Performance Bonus as defined in Section 4(d) of the Agreement and that you otherwise would be entitled to payment of such bonus.

      Nothing herein shall change any other term of the Agreement between you and Lodgian, Inc., including, but not limited to, your entitlement to payment of the signing bonus as described in Section 4(c) of the Agreement and your future entitlement to any earned Annual Performance Bonus pursuant to Section 4(d) of the Agreement.

      Please sign below indicating your agreement with the foregoing.

                                Sincerely,

                                /s/ Daniel E. Ellis

                                Daniel E. Ellis
                                Senior Vice President and General Counsel

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LETTER TO MR. PARRINGTON
FEBRUARY 4, 2005
PAGE 2 OF 2

Agreed to and Accepted:

/s/ W. Thomas Parrington
-------------------------------
W. Thomas Parrington
President and Chief Executive Officer
Lodgian, Inc.

DEE/pew